AMERICAN PHYSICIANS SERVICE GROUP, INC.
                        THIRD QUARTER EARNINGS PER SHARE
                       UP 138% ON 39% INCREASE IN REVENUE

         AUSTIN, TEXAS, November 10, 2003 - American Physicians Service Group, Inc. ("APS") (NASDAQ: AMPH) today announced results for the quarter and nine months ended September 30, 2003. For the three months ended September 30, 2003, revenues increased to $9,990,000 from $7,182,000 in the year-ago period, an increase of 39%. Net earnings were $731,000 or $.31 per share, compared to $296,000 or $.13 per share, in the comparable year-ago period, an increase of 138% in earnings per share. For the nine months ended September 30, 2003, revenues increased to $25,222,000 from $19,430,000 in the comparable year-ago period. Net earnings were $1,965,000 or $.86 per share, compared to $3,347,000 or $1.40 per share in the comparable year-ago period. Net earnings includes items of a non-recurring nature. In 2002, recognition in the first and second quarters of gains on the sale of investment securities and a related deferred income recognition was approximately $2,224,000, net of income taxes. In 2003, non-recurring items consisted primarily of first and second quarter gains, net of income taxes, of $155,000 related to our investment in an unconsolidated affiliate and a $59,000 gain from the sale of securities. Non-recurring gains were $17,000 in the third quarter. Excluding those non-recurring investment-related gains, net earnings increased 184% for the quarter ended September 30, 2003 and increased 50% for the nine months then ended. Income deferred upon the sale of real estate in late 2001 under a sale/leaseback arrangement was recognized as an expense reduction in the reporting periods; $122,000 in both quarters ended September 30, 2002 and 2003 and $366,000 in both nine month periods then ended. There was no cash flow related to the amortization of this deferral in any of the reporting periods.

         Ken Shifrin, APS Chairman of the Board stated, "Both our Financial Services and Insurance Services segments continued to do well. Combined revenues increased 43% and 33% for the three and nine month periods, respectively. Combined operating income followed suit with increases of 62% and 37% in the comparable three and nine month periods. Having been in these businesses for over twenty years we are well aware of the impact that competition and market pressures can have, but we continue to like our prospects going forward. As we announced last week, we demonstrated our faith in these core businesses by purchasing the 20% minority share of our insurance services subsidiary for $2,050,000. The transaction is to be accounted for as a business combination under the purchase method. Accordingly, assets will be adjusted to their fair market value. Most of the purchase price will be recorded as goodwill."

         Mr. Shifrin continued, "Our newest investment, announced in June of this year, in the common stock of Financial Industries Corporation ("FIC"), had no significant impact on this quarter's financial statements. We record the investment as a security held for sale and any unrealized gain or loss is recorded as an equity adjustment in "accumulated other comprehensive income or loss."

         Mr. Shifrin concluded, "We enter the fourth quarter of our fiscal year pleased with the results to date. We are continuing to look for ways to grow our revenues and profits, confident that our strong balance sheet will allow us to capitalize on opportunities that arise."

         APS is a management and financial services firm with subsidiaries that provide: medical malpractice insurance services for doctors; and brokerage and investment services to institutions and high net worth individuals. The Company is headquartered in Austin, Texas and maintains offices in Dallas and Houston.

         This press release includes forward-looking statements related to the Company that involve risks and uncertainties that could cause actual results to differ materially. These forward-looking statements are made in reliance on the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. For further information about the factors that could affect the Company's future results, please see the Company's recent filings with the Securities and Exchange Commission. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual results may differ materially from management expectations. Copies of the filings are available upon request from the Company's investor relations department.

                     AMERICAN PHYSICIANS SERVICE GROUP, INC.
                             SELECTED FINANCIAL DATA
                      (In thousands, except per share data)


                                                          Three Months Ended               Nine Months Ended
                                                             September 30,                   September 30,
                                                         -----------------------        --------------------------

                                                         2003             2002             2003              2002
                                                         ----             ----             ----              ----

Revenues                                                $9,990           $7,182          $25,222          $19,430

Expenses                                                 8,641            6,714           21,838           16,888

Operating income                                         1,349              468            3,384            2,542

Gain (loss) on sale of investments                          --               64               89            2,855
                                                         -----            -----            -----            -----
Earnings from operations before interest,
income taxes, minority interest and equity
in gain (loss) of unconsolidated affiliates              1,349              532            3,473            5,397

Interest income                                             76               59              224              103

Interest expense                                             4                4                7               25

Income tax expense                                         474              221            1,207            1,899

Minority interest                                          241               70              778              185

Equity in gain (loss) of unconsolidated affiliates          25               --              260              (44)
                                                         -----            -----            -----             -----

Net earnings                                             $ 731           $  296           $1,965           $3,347
                                                         ======          ======            ======           ======


         Diluted earnings per share:

         Earnings from operations                        $0.31            $0.13            $0.86             $1.40

         Net earnings                                    $0.31            $0.13            $0.86             $1.40

Weighted average shares outstanding (diluted)            2,357            2,357            2,284             2,393


For further information, visit  APS's  Website at www.amph.com or contact:

Mr. Kenneth Shifrin, Chairman of the Board (or) Mr. W. H. Hayes, Sr. Vice President - Finance American Physicians Service Group, Inc. 1301 Capital of Texas Highway, C-300
Austin, Texas  78746
(512) 328-0888